Exhibit 23.1

The Board of Directors
The RealReal, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-232528) on Form S-8  of The RealReal, Inc. of our reports dated March 1, 2021, with respect to the balance sheets of The RealReal, Inc. as of December 31, 2020 and 2019, the related statements of operations, comprehensive loss, redeemable convertible preferred stock, convertible preferred stock and stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the financial statements), and the effectiveness of internal control over financial reporting of as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10-K of The RealReal, Inc.

Our report with respect to the financial statements refers to a change in the method of accounting for leases in 2020 due to the adoption of a new accounting standard.

/s/ KPMG LLP

San Francisco, California
March 1, 2021